                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549





                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                          (Amendment No.      1    )*
                                         ----------



                             Javelin Systems, Inc.
                  --------------------------------------------
                                (Name of Issuer)


                         Common Stock, par value $.01
                  --------------------------------------------
                         (Title of Class of Securities)


                                  471896-10-0
                  --------------------------------------------
                                (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 4 pages

CUSIP No. 471896-10-0                  13G                  Page 2 of 4 Pages
          -----------                                            -    -

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    C. Norman Campbell
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) [_]
                                                              (b) [_]
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
NUMBER OF            5   SOLE VOTING POWER

SHARES                   560,200
                     -----------------------------------------------------------
BENEFICIALLY         6   SHARED VOTING POWER

OWNED BY                 0
                     -----------------------------------------------------------
EACH                 7   SOLE DISPOSITIVE POWER

REPORTING                560,200
                     -----------------------------------------------------------
PERSON WITH          8   SHARED DISPOSITIVE POWER

                         0
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    560,200
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES*

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    13.6
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------

                               Page 2 of 4 pages

Item 1.

       (a)  Name of Issuer:
            Javelin Systems, Inc.
            ---------------------

       (b)  Address of Issuer's Principal Executive Offices:
            1881 Langley Avenue; Irvine, CA  92614-5623
            -------------------------------------------

Item 2.

       (a)  Name of Person Filing:
            C. Norman Campbell
            ------------------

       (b)  Address of Principal Business Office or, if none, Residence:
            1881 Langley Avenue, Irvine, CA  92614-5623
            --------------------------------------

       (c)  Citizenship:
            U.S.
            ----

       (d)  Title of Class of Securities:
            Common Stock, par value $.01
            ----------------------------

       (e)  CUSIP Number:
            471896-10-0
            -----------


Item 3.      Not applicable.


Item 4.      Ownership

       (a)  Amount Beneficially Owned:
            560,200
            -------

       (b)  Percent of Class:
            13.6
            ----

        (c)  Number of shares as to which such person has:
             (i)   sole power to vote or to direct the vote:                     560,200
                                                                                 -------
             (ii)  shared power to vote or to direct the vote:                   0
                                                                                 -
             (iii) sole power to dispose or to direct the disposition of:        560,200
                                                                                 -------
             (iv)  shared power to dispose or to direct the disposition of:      0
                                                                                 -

Item 5.  Not applicable.

Item 6.  Not applicable.

Item 7.  Not applicable.

Item 8.  Not applicable.

Item 9.  Not applicable.

Item 10. Not applicable.


                               Page 3 of 5 pages

                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                 February 13, 1998
                 -------------------------------------------------------------
                                              Date


                 /s/ C. Norman Campbell
                 -------------------------------------------------------------
                                            Signature


                 C. Norman Campbell
                 -------------------------------------------------------------



                               Page 4 of 5 pages